Exhibit 10.3

                               PURCHASE AGREEMENT


         THIS AGREEMENT, made as of the date that both parties have executed this Agreement (the "Effective Date") by and between Grow Biz International, Inc. ("Seller") and Stan Koch & Sons Trucking, Inc. ("Buyer").

                                R E C I T A L S:

         WHEREAS, Seller is the owner of an office/warehouse containing approximately 47,586 square feet of total space, and the real property on which said building and other improvements are situate (the "Property"), said Property being located at 4200 Dahlberg Drive, in the City of Golden Valley, County of Hennepin, State of Minnesota, legally described on the attached Exhibit A; and

         WHEREAS, Seller desires to sell the Property, and Buyer desires to purchase the Property.

         NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, the Seller agrees to sell the Property and the Buyer agrees to purchase the Property upon the terms and conditions herein set forth.

1. PURCHASE PRICE AND PAYMENT. The purchase price of Three Million Five Hundred Fifty Thousand Dollars ($3,550,000) shall be payable as follows:

         a. One Hundred Thousand Dollars ($100,000) earnest money paid to Seller hereunder; and

         b. Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) cash on or before July 10, 2000 (the "Closing Date"), unless extended by a written agreement signed by both parties.

2.       TITLE MATTERS.

         a. Subject to performance by the Buyer, Seller agrees to execute and deliver to Buyer a Limited Warranty Deed conveying the Property "as is", subject to all laws, regulations and other restrictions including without limitation the following:

                  i. all municipal, building, zoning, set back, subdivision and occupancy laws, ordinances, and regulations and all state and federal regulations;

                  ii. restrictions relating to use or improvement of the Property without effective forfeiture provisions;

                  iii. reservation of any mineral rights by the State of Minnesota;

                  iv. any and all covenants, conditions, restrictions and easements of record;

                  v. the lien of real estate taxes and special assessments not yet due and payable;

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                  vi.      rights of Seller to occupy a portion of the Property
                           as set forth in the lease between Seller and Buyer dated as of the Closing Date ("Lease"); and

                  vii. matters disclosed by any survey or environmental assessment of the Property.

         b. Seller agrees to deliver possession of the Property to Buyer not later than the Closing Date, provided that all conditions of this Agreement have been performed. Buyer agrees to allow Seller ninety (90) days after the Closing Date to move its employees from the portion of the Property to be occupied by the Buyer into the portion of the Property to be occupied by the Seller pursuant to the Lease. Seller agrees to use its best efforts to complete necessary construction and move it employees into the portion of the property to be occupied under the Lease by the Seller prior to September 1, 2000.

         c. Upon the execution of this Agreement Seller and Buyer shall order a commitment for an owner's policy for title insurance (the "Commitment") from a mutually acceptable title insurance company.

                  Seller shall not be obligated to deliver to Buyer a Registered Property Abstract or an Abstract of Title covering the Property. If Buyer desires to obtain a policy of title insurance insuring its interest, or is required to provide a lender with such a policy insuring its interest, Buyer shall purchase such policy(ies) at its sole cost and expense.

                  If Buyer defaults in its performance of this Agreement, and Notice of Cancellation is served upon the Buyer pursuant to Minnesota Statutes Section 559.21, the termination period shall be thirty (30) days as permitted by Subdivision 4 of Minnesota Statutes Section 559.21. This provision shall not deprive either party of the right of enforcing the specific performance of this Agreement or bring an action for legal damages.

3. PERSONAL PROPERTY. This sale does not include personal property; however, Seller will sell to Buyer certain office cubicles for consideration of One Thousand Eight Hundred Fifty Dollars ($1,850) each in a total number to be determined by Seller in its discretion based on its needs.

4.       REAL ESTATE TAXES, SPECIAL ASSESSMENTS, AND PRORATIONS.

         a. Tax and Assessment Prorations. Seller shall pay all taxes and annual installments of special assessments payable in 1999 and in all prior years. All taxes due and payable in 2000 and all annual installments of special assessments that are included with the taxes payable in 2000, shall be prorated by and between Buyer and Seller on a calendar year basis, as of the Closing Date. Buyer shall assume on the Closing Date all special assessments levied as of the Closing Date. Buyer shall assume all special assessments pending as of the Closing Date for improvements that have been ordered by the City Council or other assessing authorities. Buyer shall pay real estate taxes due and payable in the year following closing and thereafter and any unpaid installments of special assessments payable therewith and thereafter; and


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         b.       Proration of Income and Expenses. All operating expenses from the Property shall be prorated between the parties as of the Closing Date on a calendar year basis. Seller shall be responsible for all expenses incurred prior to the Closing Date, and Buyer shall be responsible for all operating expenses of the Property incurred on and after the Closing Date.

5. DOCUMENTS INCLUDED AT CLOSING. Subject to full, complete and timely performance by Buyer of its obligations hereunder, Seller shall deliver to Buyer at closing the following documents:

         a. A Limited Warranty Deed duly executed and acknowledged by Seller;

         b. An Affidavit Regarding Corporation, in the customary form, relative to judgments, federal tax liens, mechanic's liens, corporate authority for this transaction, bankruptcies and outstanding interests in the Property;

         c.       Keys for the Property;

         d.       A FIRPTA affidavit in the standard form;

         e.       Well Disclosure Form;

         f.       Any other documents reasonably required by the title company;
                  and

         g. The Lease between the Buyer and the Seller dated of even date herewith, whereby the Seller shall lease from the Buyer a portion of the Property at a rate of $8.40 per square foot ("Lease").

6. CONDITION OF PROPERTY. Buyer acknowledges that Seller has disclosed that there is environmental contamination on the Property, and Buyer will conduct its own due diligence in this regard. Buyer acknowledges that it is purchasing the Property in an "AS IS" condition, without representations or warranties, express or implied, as to the merchantability, condition, fitness or habitability of the Property, or as to the Property's suitability for a particular use, or its compliance with governmental requirements, or as to the physical or environmental condition of the Property or any part or component thereof. Buyer acknowledges that it has or will have conducted such inspections of the Property as it considers necessary and is not relying on Seller in any way to determine the present condition, suitability or desirability of the Property.

         SELLER MAKES NO INDEPENDENT REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPUTED OR IMPLIED, AS TO THE PRESENCE OF HAZARDOUS MATERIALS IN, ON OR UNDER THE PROPERTY. BUYER HAS OR WILL HAVE BEEN PROVIDED FULL AND COMPLETE ACCESS TO THE PROPERTY AND WITH THE FULL RIGHT TO EXAMINE AND TEST THE SAME. BUYER IS RELYING SOLELY UPON SUCH ACCESS, INVESTIGATION AND TESTING AND IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN CONNECTION WITH THE PROPERTY OR ABSENCE OF ANY HAZARDOUS MATERIALS.


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         BUYER HEREBY AGREES THAT IT SHALL RELEASE SELLER AND EACH OF THE
         FORMER, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS AND ATTORNEYS OF SELLER AND ALL OF ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST, DAMAGE AND EXPENSE, INCLUDING WITNESSES' AND ATTORNEYS' FEES, CLAIMS, DEMANDS AND CAUSES OF ACTION WHICH BUYER HAS, HAD OR MAY HAVE, ARISING OUT OF OR RESULTING FROM OR DUE TO THE EXISTENCE OF OR RELEASE OR THREATENED RELEASE OF HAZARDOUS SUBSTANCES, HAZARDOUS WASTE, ASBESTOS, POLLUTANTS OR CONTAMINANTS, ALL AS DEFINED OR INCLUDED UNDER FEDERAL OR STATE STATUTES OR REGULATIONS, OR LOCAL ORDINANCES, NOW EXISTING OR HEREAFTER ENACTED OR AMENDED WHICH WERE, OR ARE CLAIMED OR ALLEGED TO HAVE BEEN RELEASED, DEPOSITED, STORED, DISPOSED OR, REMOVED FROM, PLACED OR OTHERWISE LOCATED OR ALLOWED TO BE LOCATED ON THE PROPERTY BY ANY PERSON AT ANY TIME PRIOR TO THE CLOSING DATE, OR IN CONNECTION WITH THE REMOVAL, DISPOSAL, STORAGE, OR CONTAINMENT OF SUCH HAZARDOUS SUBSTANCES.

7.       MISCELLANEOUS.

         a.       Closing Costs

                  Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

                  i. Title Insurance and Closing Fee. Seller shall pay for the cost of the issuance of the Commitment. Buyer shall pay for the issuance of a mortgagee's and/or owner's policy of title insurance, if so requested by Buyer. Buyer shall also pay for any reasonable and customary closing fee or charge imposed by the title company or agent closing this sale;

                  ii. Deed Tax, Mortgage Registry Tax. Seller shall pay of the cost of the state deed tax payable upon the recording of the Limited Warranty Deed. Buyer shall pay any mortgage registry tax owing upon the recording of any Mortgage;

                  iii. Recording Fees. Buyer shall pay the cost of recording all documents; and

                  iv. Attorneys' Fees. Each of the parties will pay its own attorneys' fees.

         b. Seller and Buyer hereby acknowledge that time is of the essence of this Agreement;

         c. All notices, demands and requests which may be given or served or which are required to be given or served by either party to the other shall be in writing and shall be sent via United States mail, certified mail, return receipt requested, postage prepaid, addressed as follows:


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                  If to Seller:    Grow Biz International, Inc.
                                   4200 Dahlberg Drive
                                   Minneapolis, Minnesota 55422

                  If to Buyer:     Stan Koch & Sons Trucking, Inc.
                                   5857 Cedar Lake Road
                                   Minneapolis, Minnesota 55416
                                   Attn: Robert Buss

         Notices, demand and requests by the Seller or Buyer in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder at the time such notice, demand or request shall be mailed. Either party may change the place to which notice is to be sent by serving a written notice thereof upon the other in accordance with the terms hereof;

         d. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto;

         e. Grow Biz will pay to JVM Realty Advisors, Inc. One Hundred Sixty Thousand Dollars ($160,000) for real estate brokerage services performed in relation to this Agreement. Each party represents and warrants that no other brokers were involved in the Purchase and Sale of the Property;

         f. This Agreement shall be construed in accordance with the laws of the State of Minnesota;

         g. Seller represents that it is not aware of any wells on the Property;

         h. This Agreement constitutes the entire agreement between Buyer and Seller, and any terms or conditions which are not expressly contained herein shall be of no force and effect. Further, this Agreement may be amended only by a written agreement executed by Buyer and Seller; and

         i. Buyer understands and agrees that this sale is subject to acceptance by Seller in writing.

IN WITNESS WHEREOF, the undersigned have     BUYER:
executed this Agreement as of the dates
indicated below.SELLER:

GROW BIZ INTERNATIONAL, INC.                  STAN KOCH & SONS TRUCKING, INC.

                                             By
                                                --------------------------------
                                             Its
                                                --------------------------------
By
   --------------------------------
Its
   --------------------------------
                                             Dated:
                                                   -----------------------------
Dated:
      -----------------------------


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                                    EXHIBIT A

       LOT 1, BLOCK 1, DAHLBERG COMMERCE CENTER, P.U.D. NO. 61, ACCORDING
     TO THE RECORDED PLAT THEREOF AND SITUATE IN HENNEPIN COUNTY, MINNESOTA.



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